Prospect Capital Announces a 69% Realized Cash on Cash IRR Monetization of Ken-Tex Energy, Bringing Prospect to Six Successful Realizations to Date Averaging a 61% Cash on Cash IRR

NEW YORK, NY -- 02/22/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that Ken-Tex Energy Corp. ("Ken-Tex"), has repaid Prospect's $10.8 million loan to Ken-Tex. Prospect has also sold its net profit interest ("NPI") and overriding royalty interest ("ORRI") back to Ken-Tex as part of the refinancing. With a prepayment premium, NPI, and ORRI aggregating approximately $3.3 million, Prospect has realized an approximately 69% cash on cash internal rate of return ("IRR") on the Ken-Tex investment, representing a 1.43 times cash on cash multiple.

Ken-Tex represents the sixth successful realization to date in Prospect's portfolio. These six realizations have averaged an approximately 61% IRR and 1.5 times cash on cash multiple. These returns do not include equity interests still held by Prospect in four of the six portfolio companies that have yet to be monetized.

"Ken-Tex has been a terrific investment for Prospect and our shareholders, and we look forward to future successful monetizations from our portfolio to build additional shareholder value," said Grier Eliasek, President and Chief Operating Officer of Prospect.

"We commend the Ken-Tex management team for achieving significant growth, and we welcome other experienced teams with capital needs to establish a dialogue with us," said David Belzer, Managing Director of Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577